Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of February 28, 2024 (the “Effective Date”), is entered into by and between Citi Trends, Inc., a Delaware corporation (the “Company”) and Fund 1 Investments, LLC, a Delaware limited liability company (the “Investor”). The Company and the Investor are together referred to herein as the “Parties,” and each of the Company and the Investor, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 herein.

WHEREAS, on January 8, 2024, a private investment vehicle managed by the Investor (the “Investor PIV”), submitted a demand (the “Demand Letter”) to inspect certain books and records of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware;

WHEREAS, as of the Effective Date, the Investor beneficially owns an aggregate of 1,329,342 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, the Company and the Investor desire to enter into this Agreement regarding compositional changes to the Company’s Board of Directors (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Board Composition and Other Company Matters.

(a)            Nominee Observers.

(i)            Immediately following the Effective Date, the Board shall take all necessary actions to appoint each of David Heath, Charles Liu and Michael Kvitko as an observer of the Board to serve as such until the conclusion of the 2024 Annual Meeting (the “Nominee Observer Period”).

(ii)            The Company agrees that, subject to the terms herein, each of Messrs. Heath, Liu and Kvitko may have unrestricted access to attend and participate in any meetings of the Board or any committee thereof held during the Nominee Observer Period in his capacity as a non-voting observer of the Board. Each of Messrs. Heath, Liu and Kvitko acknowledges that any privileged and confidential information, including, but not limited to, information covered by the work product doctrine and/or attorney-client privilege, that is provided to the Board in his presence, or later disclosed to him, during the Nominee Observer Period, is shared in furtherance of and to facilitate his advisory role and actions on behalf of and for the benefit of the Company, intended to be confidential and shared in furtherance of and pursuant to the attorney-client relationship that exists between the Company and its legal counsel.

(iii)            During the Nominee Observer Period, each of Messrs. Heath, Liu and Kvitko shall not (A) be deemed a member of the Board; (B) have the right to vote on any matter presented to the Board or any committee thereof; (C) be considered or be required for purposes of establishing quorum; and (D) have the right to propose or offer any motions or resolutions to the Board. During the Nominee Observer Period, each of Messrs. Heath, Liu and Kvitko shall have the right to (x) receive the same materials distributed to members of the Board and any committee thereof, contemporaneously with their distribution to the directors; (y) receive notice of all meetings of the Board and any committee thereof, contemporaneously with the notice, if any, provided to the directors; and (z) otherwise reasonably participate in meetings and discussions of the Board and any committee thereof (whether such meetings and/or discussions are held at a physical location or virtually by means of remote communication), except for the right to vote, as if he were a member of the Board or any committee thereof; provided, however, that during the Nominee Observer Period, each of Messrs. Heath, Liu and Kvitko shall adhere to and act consistently with, the Company Policies (as defined below) as in effect on the Effective Date, and agree to exit any Board or committee meeting, if requested, to allow the Board to discuss material interests of the Company that may present or otherwise involve conflicts of interest.

(b)            Investor Observer Right.

(i)            During the period from the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), if the Investor notifies the Company in writing of its election to exercise its rights under this Section 1(b), the Board shall promptly take all necessary actions to appoint one Board observer (the “Observer”), identified by the Investor (who may be a manager or employee of the Investor), as an observer to the Board to serve as such until the earlier of (x) the Termination Date and (y) such date the Investor no longer satisfies the Minimum Ownership Threshold (the earlier of (x) and (y), the “Investor Observer Period”).

(ii)            The Company agrees that, subject to entering into a customary non-disclosure agreement with the Company in the form previously provided to the Investor, the Observer may have unrestricted access to attend and participate in any meetings of the Board or any committee thereof held during the Investor Observer Period in his or her capacity as a non-voting observer of the Board. Prior to the Company’s appointment of the Observer to the Board as a non-voting observer, the Observer shall acknowledge that any privileged and confidential information, including, but not limited to, information covered by the work product doctrine and/or attorney-client privilege, that is provided to the Board in his or her presence, or later disclosed to him or her, during the Investor Observer Period, is shared in furtherance of and to facilitate his or her advisory role and actions on behalf of and for the benefit of the Company, intended to be confidential and shared in furtherance of and pursuant to the attorney-client relationship that exists between the Company and its legal counsel.

(iii)            During the Investor Observer Period, the Observer shall not (A) be deemed a member of the Board; (B) have the right to vote on any matter presented to the Board or any committee thereof; (C) be considered or be required for purposes of establishing quorum; and (D) have the right to propose or offer any motions or resolutions to the Board. During the Investor Observer Period, the Observer shall have the right to (x) receive the same materials distributed to members of the Board and any committee thereof, contemporaneously with their distribution to the directors; (y) receive notice of all meetings of the Board and any committee thereof, contemporaneously with the notice, if any, provided to the directors; and (z) otherwise reasonably participate in meetings and discussions of the Board and any committee thereof (whether such meetings and/or discussions are held at a physical location or virtually by means of remote communication), except for the right to vote, as if he were a member of the Board or any committee thereof; provided, however, that during the Investor Observer Period, the Observer shall adhere to, and act consistently with, the Company’s Code of Business Conduct, Corporate Governance Guidelines and Insider Trading Policy; provided, further, that during the Investor Observer Period, the Observer shall agree to exit any Board or committee meeting, if requested, to allow the Board to discuss material interests of the Company that may present or otherwise involve conflicts of interest (including between the Investor and the Company if the Observer is a manager or employee of the Investor).

(c)            The New Directors.

(i)            The Board, and all applicable committees of the Board, shall take all necessary actions to nominate each of Messrs. Heath, Liu and Kvitko (following such nominations, each, a “New Director” and collectively, the “New Directors”), as a candidate for election to the Board at the 2024 Annual Meeting, and the Company agrees to recommend, support and solicit proxies for the election of each New Director at the 2024 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees at the 2024 Annual Meeting.

(ii)            As a condition to the Company’s obligation to nominate the New Directors for election at the 2024 Annual Meeting, each of the New Directors shall (A) be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information reasonably requested in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement, current reports and periodic reports with the SEC; (B) consent to and participate in an appropriate background check comparable to those undergone by non-management directors of the Company; (C) comply at the time each New Director joins the Board, and agree to comply at all times during his term on the Board, with the Company Policies; (D) consent to being named by the Company as a nominee for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company in connection with the 2024 Annual Meeting; and (E) agree, if elected to the Board, to act in the capacity of a director of the Company and to serve the full term as a director.

(iii)            Each Party acknowledges that each of the New Directors, upon election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to non-management directors on the Board, including, but not limited to, the Company’s Code of Business Conduct and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon election to the Board, each of the New Directors shall receive (A) the same benefits of director and officer insurance as all other non-management directors on the Board; (B) the same compensation for his service as a director as the compensation received by other non-management directors on the Board; and (C) such other benefits on the same basis as all other non-management directors on the Board. The Company agrees that until the Termination Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.

(d)            Retiring Directors. The Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirements of three (3) incumbent members of the Board in their capacities as directors of the Board and such retirements shall be effective as of the conclusion of the 2024 Annual Meeting.

(e)            Board Size. Following the conclusion of the 2024 Annual Meeting and prior to the Termination Date, the size of the Board shall not exceed nine (9) directors.

(f)            Board Committees. Immediately following the successful election of the New Directors to the Board at the 2024 Annual Meeting, (i) Mr. Heath shall be appointed to the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”); (ii) Mr. Liu shall be appointed to the Finance Committee of the Board; and (iii) Mr. Kvitko shall be appointed to the Finance Committee of the Board.

(g)            Replacement Rights. During the Standstill Period, if the Investor satisfies the Minimum Ownership Threshold, and any New Director ceases to serve on the Board for any reason, then the Investor shall be entitled to designate a candidate to replace such New Director (a “Replacement”), and such Replacement shall be promptly appointed to the Board after the Board has approved of such candidate (with such approval not to be unreasonably withheld, conditioned or delayed), subject to the criteria and procedures detailed below; provided, however, that any Replacement shall have a substantially similar skillset to the director being replaced; provided, further, that any Replacement shall not be a current or former employee, officer, director or partner or immediate family member of the Investor or any of its Affiliates. Any Replacement identified pursuant to this Section 1(g) shall satisfy the independence standards of The Nasdaq Stock Market LLC, the requirements of the Certificate of Incorporation, the Bylaws and the Company’s other governance documents and policies and any applicable law. As a condition to being appointed to the Board, any Replacement shall have participated in the reasonable customary procedures for all new director candidates. Such procedures shall include, but are not limited to, (i) providing information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (in the form completed by the Company’s incumbent non-management directors); (ii) consenting to and participating in an appropriate background check comparable to those undergone by other non-management directors of the Company; (iii) complying at all times with the Company Policies; and (iv) participating in an interview by, and receiving a favorable recommendation from, the Nominating Committee. In the event the Nominating Committee determines in good faith not to appoint any Replacement proposed by the Investor, the Investor will be entitled to propose additional Replacements for consideration, and the provisions of this Section 1(g) shall continue to apply. Following the appointment of a Replacement, all references to “New Director” in this Agreement, to the extent applicable to such New Director but for his or her departure from the Board, shall be deemed references to the Replacement instead.

(h)            2024 Annual Meeting. The Company shall use its best efforts to hold the 2024 Annual Meeting no later than June 20, 2024, subject to any delay necessitated by compliance with applicable law or regulatory or judicial or stock exchange order, published interpretation or requirement.

(i)            Stockholder Rights Plan. The Company represents and warrants to the Investor that, as of the Effective Date, the amendment to the Stockholder Rights Plan in the form attached hereto as Exhibit A has been made effective, in accordance with the terms of the Stockholder Rights Plan. Further, the Company represents, warrants and agrees that, as of the Effective Date, the Board has determined that each of the Investor and its Affiliates (including, but not limited to, any private investment vehicle managed by the Investor) shall be deemed an “Exempt Person” and shall not constitute an “Acquiring Person,” pursuant to the terms of the Stockholder Rights Plan, for so long as the Investor and its Affiliates (x) do not beneficially own, in the aggregate, in excess of the Extended Beneficial Ownership Limit (as defined below) and (y) otherwise comply with the terms of Section 3(b) and Section 6(b).

2.            Withdrawal of Stockholder Demand. As of the Effective Date, the Investor shall cause, or have caused, the Investor PIV to irrevocably withdraw the Demand Letter and any and all related materials and notices submitted to the Company in connection therewith or related thereto.

3.            Voting.

(a)            During the Standstill Period, the Investor agrees that it shall, or shall cause its Representatives to, appear in person or by proxy at the 2024 Annual Meeting, whether such meeting is held at a physical location or virtually by means of remote communication, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it or its Affiliates, which the Investor or its Affiliate has the right to vote (or to direct the vote of) as of the applicable record date, in accordance with the Board’s recommendations with respect to any and all proposals, including, but not limited to, proposals related to director elections, removals or replacements; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), the Investor shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, that the Investor may vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction.

(b)            In the event that the Investor obtains Voting Securities in excess of 16% of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) and for so long as the Investor continues to own Excess Shares, the Investor shall, at each annual or special meeting of stockholders of the Company following the conclusion of the 2024 Annual Meeting, whether such meeting is held at a physical location or virtually by means of remote communication, vote all such Excess Shares in accordance with the Board’s recommendations with respect to any and all proposals; provided, however, that the Investor may vote the Excess Shares in its discretion on any proposal of the Company in respect of any Extraordinary Transaction.

4.            Mutual Non-Disparagement.

(a)            Until the Termination Date, neither Party shall, nor shall it permit any of its Representatives to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate any public statement of any kind, whether verbal, in writing, electronically transferred or otherwise, including, but not limited to, any member of the media, that constitutes an ad hominem attack on, or otherwise disparages or defames the other Party (including, but not limited to, in each case its current and former directors, officers, employees and Affiliates).

(b)            Notwithstanding anything to the contrary contained herein, nothing contained in this Section 4 or elsewhere in this Agreement shall prohibit either Party from making any statement or disclosure required under the federal securities laws, the rules of any self-regulatory organization or other applicable laws (including, but not limited to, to comply with (i) any valid subpoena or other legal process from any court, governmental body or regulatory authority, in each case, with competent jurisdiction over the relevant Party hereto, or (ii) any deposition, interrogatory, request for documents, civil investigative demand or other similar process) or stock exchange regulations.

(c)            The limitations set forth in Section 4(a) shall not prevent either Party from responding to any public statement made by the other Party of the nature described in Section 4(a), if such statement by the other Party was made in breach of this Agreement.

5.            Releases.

(a)            As of the Effective Date, the Company permanently, fully and completely releases, acquits, and discharges the Investor, and the Investor’s Affiliates and Associates (including, but not limited to, in each case its current and former directors and officers), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Company has had, now has, or may have against any of the Investor and/or the Investor’s Affiliates or Associates (including, but not limited to, in each case its current and former directors and officers), collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Investor’s involvement with the Company.

(b)            As of the Effective Date, the Investor permanently, fully and completely releases, acquits and discharges the Company, and the Company’s Affiliates and Associates (including, but not limited to, in each case its current and former directors and officers), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Investor has had, now has, or may have against any of the Company and/or the Company’s Affiliates or Associates (including, but not limited to, in each case its current and former directors and officers), collectively, jointly or severally, at any time prior to and including the Effective Date, including, but not limited to, any and all claims arising out of or in any way whatsoever related to the Investor’s involvement with the Company.

(c)            The Parties each acknowledge that as of the time of the Effective Date, the Parties may have claims against one another that a Party does not know or suspect to exist in its favor, including, but not limited to, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 5. In connection with any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including, but not limited to, after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 5, but it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it.

(d)            The releases provided for in this Section 5 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 5 are not intended to, and do not, extend to either Party’s obligations under this Agreement.

6.            Standstill.

(a)            During the Standstill Period, the Investor agrees that it shall not, and shall cause its Affiliates and controlled Associates not to, directly or indirectly:

(i)            make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit the Investor or its Affiliates or controlled Associates from (x) acquiring Voting Securities, (y) selling or tendering its or their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (z) voting on any such transaction in accordance with Section 3;

(ii)            engage in, or knowingly assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including, but not limited to, by initiating, knowingly encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(iii)            advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter, or in connection with an Extraordinary Transaction;

(iv)            other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor to any Third Party that would result in such Third Party, together with its Affiliates, beneficially owning in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(v)            take any action in support of or make any proposal or request that constitutes or would result in: (A) advising or replacing any director or the management of the Company (other than in accordance with Section 1(g)), including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 3 hereof);

(vi)            call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, but not limited to, a “town hall meeting”;

(vii)            deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or other Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Investor and its Affiliates that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(viii)            seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors; except as set forth in Section 1;

(ix)            form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security other than as set forth in the Investor’s Schedule 13D filed with the SEC on September 28, 2023 (the “Investor Schedule 13D”); provided, however, that nothing herein shall limit the ability of an Affiliate of the Investor to join or in any way participate in the “group” as set forth in the Investor Schedule 13D following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Investor has formed a group with such Affiliate;

(x)            demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including, but not limited to, lists of stockholders) of the Company;

(xi)            engage any private investigations firm or other person to investigate any of the Company’s directors or officers;

(xii)            disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any of the Company’s directors or the Company’s management, official and publicly disclosed policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xiii)            make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company or its Representatives that would not be reasonably likely to trigger public disclosure obligations for either Party; or

(xiv)            enter into any discussions, negotiations, agreements or understandings with any Third Party with respect, or knowingly advise, encourage or seek to persuade any Third Party to take, any action the Investor is prohibited from taking pursuant to this Section 6.

(b)            Extended Beneficial Ownership Limitation. The Investor agrees that it shall not ever acquire or offer, seek, propose or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or other Synthetic Equity Interests, or otherwise, directly or indirectly (the taking of such action, an “Acquisition”), ownership (including, but not limited to, beneficial ownership) of any securities or assets of the Company, any direct or indirect rights or options to acquire any such securities, any rights decoupled from the underlying Voting Securities or any derivative securities, or contracts or instruments in any way related to the price of shares of Common Stock, such that after giving effect to any such Acquisition, the Investor and/or any of its Affiliates and controlled Associates, at any time after the Effective Date, directly or indirectly beneficially owns or has economic exposure (other than through any index fund, exchange traded fund, benchmark fund or broad-based basket of securities) in excess of the Extended Beneficial Ownership Limit. The “Extended Beneficial Ownership Limit” shall be 30% of the then-outstanding shares of Common Stock (including notional shares associated with Synthetic Equity Interests).

(c)            Notwithstanding anything to the contrary contained herein, nothing contained in Section 6(a) or elsewhere in this Agreement, the Investor shall not be prohibited or restricted from: (A) communicating privately with the Board, any officer or director of the Company or members of the Company’s internal investor relations department regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by either Party; (B) making any statement to the extent required by applicable law, rule or regulation or legal process, subpoena or legal requirement from any Governmental Authority with competent jurisdiction over the Investor, provided, that a breach by the Investor of this Agreement is not the cause of the applicable requirement; (C) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other stockholders of the Company, subject to the limitations of Section 6(b); or (D) communicating privately with stockholders of the Company or others when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement.

7.            Representations and Warranties of the Company. The Company represents and warrants to the Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

8.            Representations and Warranties of the Investor. The Investor represents and warrants to the Company that (a) the Investor beneficially owns an aggregate of 1,329,342 shares of Common Stock, (b) this Agreement has been duly and validly authorized, executed and delivered by the Investor, and constitutes a valid and binding obligation and agreement of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the signatory for the Investor has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the Investor, and to bind the Investor to the terms hereof and thereof, (d) the execution, delivery and performance of this Agreement by the Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) the Investor shall not seek, and the Investor acknowledges that it does not have the right to receive, confidential information concerning the Company from the New Directors (or any Replacement), and (f) the Investor is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any New Director (or any Replacement) with respect to such person’s service as a director on the Board.

9.            No Other Discussions or Arrangements. The Investor represents and warrants that, as of the Effective Date, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) the Investor does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) the Investor has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

10.            Press Release and SEC Filings.

(a)            Not later than 9:30 a.m. Eastern Time on February 29, 2024, the Company shall issue a mutually agreeable press release (the “Press Release”) in the form attached hereto as Exhibit B. Prior to the issuance of the Press Release, neither the Company nor the Investor shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

(b)            Not later than 5:30 p.m. Eastern Time on February 29, 2024, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Investor with a reasonable opportunity to review and comment on the Form 8-K prior to the filing of the Form 8-K with the SEC and shall consider in good faith any comments of the Investor.

(c)            No later than two (2) business days following the Effective Date, the Investor shall file with the SEC an amendment to the Investor Schedule 13D in compliance with Section 13 of the Exchange Act reporting entry into this Agreement (the “Schedule 13D/A”). The Schedule 13D/A shall be consistent with the terms of this Agreement. The Investor shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D/A prior to the filing of the Schedule 13D/A with the SEC and shall consider in good faith any comments of the Company.

11.            Term; Termination.

(a)            The term of this Agreement shall commence on the Effective Date and shall continue until the date that is the earlier of (i) thirty (30) days prior to the opening of the advance notice period pursuant to the Bylaws for the submission of stockholder director nominations for the Company’s 2025 annual meeting of stockholders and (ii) one hundred fifty (150) days prior to the one-year anniversary of the 2024 Annual Meeting (the earlier of (i) and (ii), the “Termination Date”); provided, however, that (x) the Investor may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from the Investor of written notice specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if the Investor commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Investor from the Company of written notice specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Investor has not taken any substantive action to cure within such fifteen (15) day period.

(b)            Notwithstanding anything to the contrary contained herein, the provisions of Section 3(b), Section 6(b), Section 5 and Section 11 through Section 23 (inclusive) shall survive the termination of this Agreement. Termination of this Agreement shall not relieve either Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

12.            Expenses. Each Party shall bear its own expenses in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Investor for its reasonable and documented out-of-pocket expenses incurred by the Investor in connection with its engagement with the Company, the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, and related matters; provided, further, that such reimbursement shall not exceed $150,000 in the aggregate.

13.            Governing Law; Jurisdiction. This Agreement is for the benefit of each of the Investor and the Company and is governed by the laws of the State of Delaware without regard to any conflict of laws principles thereof. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the State of Delaware. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding, (b) waive any objection to laying venue in any such action or proceeding in such courts, (c) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over either Party hereto and (d) agree that service of process upon such Party in any such action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any action brought in such courts shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.

14.            Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.            Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.            Certain Definitions. As used in this Agreement:

(a)            “2024 Annual Meeting” shall mean the Company’s 2024 annual meeting of stockholders, including any adjournments or postponements thereof and any meetings which may be called in lieu thereof;

(b)            “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, but not limited to, the Investor PIV and persons who become Affiliates after the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly traded portfolio company of the Investor; provided, further, that, for purposes of this Agreement, the Investor shall not be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of the Investor;

(c)            “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, and, for the avoidance of doubt, including, but not limited to, persons who become Associates after the Effective Date;

(d)            “beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e)            “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including, but not limited to, for wire transfers) are open for use by customers on such day;

(f)            “Bylaws” shall mean the Fourth Amended and Restated By-Laws of the Company, adopted as of October 27, 2022, as may be amended, corrected, or amended and restated from time to time;

(g)            “Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of the Company, dated June 6, 2018, as may be further amended, corrected, or amended and restated from time to time;

(h)            a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into any transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(i)            “Excess Shares” shall mean, in the event that the Investor obtains or otherwise holds Voting Securities in excess of 16% of the then-outstanding shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), that number of shares of Voting Securities calculated as (x) the number of shares of Voting Securities held by the Investor minus (y) the number of shares of Voting Securities equal to 16% of the then-outstanding shares of Common Stock;

(j)            “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, restructuring, recapitalization, reorganization, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, or liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including, but not limited to, any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(k)            “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC and its staff, and any court of competent jurisdiction;

(l)            “Minimum Ownership Threshold” shall mean that the Investor beneficially owns, directly or indirectly, at least the lesser of (x) 10% of the then-outstanding shares of Common Stock and (y) 855,070 shares of Common Stock;

(m)            “person” or “persons” shall mean any individual, corporation (including, but not limited to, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(n)            “Representative” shall mean (i) a person’s Affiliates and controlled Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants or other advisors, agents and other representatives, in each case, only to the extent such persons are acting in a capacity on behalf of, or at the direction of such person or its Affiliates; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(o)            “SEC” shall mean the U.S. Securities and Exchange Commission;

(p)            “Stockholder Rights Plan” shall mean the Stockholder Protection Rights Agreement, dated as of December 6, 2023, by and between the Company and Equiniti Trust Company, LLC, as rights agent;

(q)            “Synthetic Equity Interests” shall mean any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transaction or series of transactions provides the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transaction or series of transactions conveys any voting rights in such equity securities to such person; (ii) the derivative, swap or other transaction or series of transactions is required to be, or is capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transaction or series of transactions;

(r)            “Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of either Party; and

(s)            “Voting Securities” shall mean the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17.            Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Party at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Company, to the address:

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

Attention: David N. Makuen

Email: dmakuen@cititrends.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor

New York, New York 10103

Attention:	Lawrence S. Elbaum
C. Patrick Gadson
Email:	lelbaum@velaw.com
pgadson@velaw.com

If to the Investor, to the address:

Fund 1 Investments, LLC

100 Carr 115, Unit 1900

Rincon, Puerto Rico 00677

Attention: Jonathan Lennon

Email: admin@plpfunds.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019

Attention:	Steve Wolosky
Kenneth Mantel
Email:	swolosky@olshanlaw.com
kmantel@olshanlaw.com

and

Kleinberg, Kaplan, Wolff & Cohen, P.C.

500 Fifth Avenue

New York, New York 10110

Attention: Christopher P. Davis and General Counsel

Email: cdavis@kkwc.com

18.            Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

19.            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.            Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.            Waivers. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23.            Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of the Parties and may not be construed against either Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against either Party that drafted or prepared it is of no application and is expressly waived by each Party hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, but not limited to;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company:

CITI TRENDS, INC.

By:	/s/ David N. Makuen
Name:	David N. Makuen
Title:	Chief Executive Officer

Signature Page to

Cooperation Agreement

The Investor:

Fund 1 Investments, LLC

By:	/s/ Jonathan Lennon
Name:	Jonathan Lennon
Title:	Managing Member

Signature Page to

Cooperation Agreement

Exhibit A

Form of Amendment to the Stockholder Rights Plan

AMENDMENT TO THE
STOCKHOLDER PROTECTION RIGHTS AGREEMENT

This Amendment to the Stockholder Protection Rights Agreement, is made and entered into as of February 28, 2024 (the “Amendment”), by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (the “Rights Agent”), and amends that certain Stockholder Protection Rights Agreement, dated as of December 6, 2023, by and between the Company and the Rights Agent (the “Rights Agreement”).

WITNESSETH:

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, Section 5.4 of the Rights Agreement provides that the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement without the approval of any holders of the Rights prior to the Flip-In Date, in any respect;

WHEREAS, the Board of Directors of the Company has determined that it is desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.            Amendment and Restatement of Defined Term. The definition of “Exempt Person” set forth in Section 1.1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“Exempt Person” shall mean (i) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding (or acting in a fiduciary capacity in respect of) Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company and (ii) any Person determined by the Board of Directors to be an “Exempt Person” (including, without limitation, in accordance with the requirements set forth in Section 5.20 hereof) for so long as such Person complies with any limitations or conditions required by the Board of Directors in connection with the Board of Directors making such determination.

2.            Addition of New Defined Terms. Each of the following definitions is hereby added to Section 1.1 of the Rights Agreement:

“Exemption Request” shall have the meaning set forth in Section 5.20.

“Requesting Person” shall have the meaning set forth in Section 5.20.

3.            Addition of New Section. The following section is hereby added to the Rights Agreement as Section 5.20:

5.20            Process to Seek Exemption. Any Person who desires to effect any acquisition or acquisitions of Common Stock or other securities of the Company that might, if consummated, result in such Person becoming the Beneficial Owner of 16% (20% in the case of a Passive Investor) or more of the Common Stock then outstanding (a “Requesting Person”) may request that the Board of Directors grant an exemption with respect to such acquisition or acquisitions under this Agreement (an “Exemption Request”). An Exemption Request shall be in proper form and shall be delivered either by registered mail, return receipt requested, to the Corporate Secretary of the Company at the principal executive office of the Company or by any such other means as deemed acceptable by the Board of Directors. The Exemption Request shall be deemed made upon receipt by the Corporate Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number, class and percentage of shares of Common Stock then Beneficially Owned by the Requesting Person, collectively with all Affiliates and Associates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Common Stock aggregating 16% (20% in the case of a Passive Investor) or more of the Common Stock then outstanding and the maximum number and percentage of shares of Common Stock that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond to an Exemption Request within 20 Business Days after receipt of such Exemption Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including, without limitation, a requirement that the Requesting Person agree that it will not become the Beneficial Owner of shares of Common Stock in excess of the maximum number and percentage of shares of Common Stock approved by the Board of Directors), in each case as and to the extent the Board of Directors shall determine necessary or desirable. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law or regulation or otherwise determined by the Board of Directors, the Company shall maintain the confidentiality of such Exemption Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Exemption Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available, or the Board of Directors otherwise determines to publicly disclose such information. To the extent the Board of Directors grants a Person’s Exemption Request pursuant to this Section 5.20, such Person shall be an “Exempt Person” for so long as such Person otherwise qualifies as, and maintains the status of, an “Exempt Person.”

4.            Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Rights Agreement.

5.            Effect of Amendment. It is the intent of the Company and the Rights Agent that this Amendment constitutes an amendment of the Rights Agreement, as contemplated by Section 5.4 of the Rights Agreement. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect. Unless the context clearly provides otherwise, any reference to “this Agreement,” the “Agreement” or the “Rights Agreement” shall be deemed to be a reference to the Rights Agreement, as amended hereby.

6.            Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Amendment and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

7.            Severability. If any term or provision of this Amendment or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

8.            Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts entered into, made within, and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of laws of any jurisdiction other than the State of Delaware; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into, made within, and to be performed entirely within such State.

9.            Counterparts. This Amendment may be executed in any number of counterparts (including by email, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.            Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CITI TRENDS, Inc.,
as the Company

By:
Name:	David N. Makuen
Title:	Chief Executive Officer

Equiniti Trust Company, LLC,
as the Rights Agent

By:
Name:	Paula Caroppoli
Title:	Senior Vice President, Director Relationship Management

Exhibit B

Form of Press Release

CITI TRENDS ANNOUNCES REFRESH OF BOARD OF DIRECTORS

Reaches Cooperation Agreement with Fund 1 Investments

SAVANNAH, GA (February 29, 2024) - Citi Trends, Inc. (NASDAQ: CTRN) (“Citi Trends” or the “Company”), a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States, today announced that it will nominate three new independent directors—David Heath, Charles Liu and Michael Kvitko—for election to the Company’s Board of Directors (the “Board”) at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Prior to the 2024 Annual Meeting, Messrs. Heath, Liu and Kvitko will serve as non-voting Board observers. They have been designated pursuant to a cooperation agreement (the “Agreement”) between the Company and Fund 1 Investments (collectively with its affiliates, “Fund 1”).

Following the 2024 Annual Meeting, Mr. Heath will be appointed to the Board’s Compensation Committee and the Nominating and Corporate Governance Committee, and Messrs. Liu and Kvitko will be appointed to the Finance Committee.

Incumbent directors Brian Carney, Laurens Goff and Christina Francis will retire from the Board immediately following the 2024 Annual Meeting. The Board thanks Brian, Laurens and Christina for their contributions to the Company during their tenures and appreciates the expertise that they brought to the Board over the last several years.

In connection with the Agreement, Fund 1 has agreed to, among other things, a customary standstill and voting commitment. The complete Agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

The Board will remain capped at nine directors for the duration of the Agreement.

Peter Sachse, Executive Chairman of the Board, commented, “The Board is committed to ensuring that its members have the experience and qualifications to support the Company’s efforts to enhance stockholder value and meet the needs of customers. The Board also believes it is important to add fresh perspectives and invite suggestions from stockholders. We believe David, Charles and Michael will bring valuable perspectives, as well as strong retail and supply chain backgrounds. We appreciate that Fund 1 suggested them as director candidates during our productive period of constructive engagement. On behalf of the entire Board, I want to express my sincere gratitude to Brian, Laurens and Christina for their distinguished service and long-standing commitment to Citi Trends. We appreciate their many contributions, including Brian’s and Laurens’ work as chairs of the Audit Committee and Compensation Committee, respectively, and wish them all the best.”

Ken Seipel, Chair of the Nominating and Corporate Governance Committee, added, “Ongoing Board refreshment is critical to putting Citi Trends in the best possible position to navigate changes in the consumer economy and broader retail sector. In particular, adding new viewpoints to our boardroom can help us pursue new paths to improving efficiency and growing in a profitable manner over the long-term. After engaging with Fund 1 and taking into account the views of other stockholders and stakeholders, we determined that David, Charles and Michael help meet many of our needs. These new independent directors collectively possess a wealth of additive experience in areas such as retail, inventory management and logistics. We’re excited to have them join our diverse, well-rounded Board.”

Jonathan Lennon, Founder and Managing Member of Fund 1, commented, “We appreciate the collaborative dialogue we have had with the Board and leadership and are pleased to reach this agreement for the benefit of all stockholders. We believe the expertise provided by our new designees will help drive operational improvements and enhance Citi Trends’ plans for maximizing stockholder value."

About David Heath

Mr. Heath is a former top sales executive at leading athletic apparel and footwear manufacturers.

•	Former Vice President of Global Sales and Customer Development at Nike, Inc.

•	Former Senior Vice President of Sales at Under Armour, Inc.

•	Holds a B.S. in Health and Physical Education from Texas A&M University and an M.A. in Exercise Physiology from Texas A&M University.

About Charles Liu

Mr. Liu is a consumer brand executive with extensive supply chain, operations, inventory management and logistics experience.

•	Chief Operating Officer of Away, a premium luggage and travel accessories brand.

•	Former Chief Operating Officer of Casper until the company’s sale to a private equity firm.

•	Former Vice President of Supply Chain for Walmart Inc.’s e-commerce division and Chief Supply Chain Officer at Shopko.

•	Previously held supply chain roles at Walgreens, Ahold, Nash Finch and Whirlpool.

•	Holds a B.S. in Computer Science from Wuhan University, an M.B.A. in Logistics, Materials and Supply Chain Management from the University of Tennessee and an M.S. in Computer Science from the University of Tennessee.

About Michael Kvitko

Mr. Kvitko is a former Chief Executive Officer with more than four decades of experience in operational and executive roles at value retail and apparel chains.

•	Former President and CEO of Forman Mills, a New-Jersey based apparel and home fashion retailer.

•	Former President, Chief Merchandising Officer, Chief Marketing Officer and Chief Supply Chain Officer of Dollar Express Stores.

•	Former EVP and Chief Merchandising Officer at 99 Cents Only Stores.

•	Previously held various leadership roles at Variety Wholesalers, Family Dollar, May Department Stores, Cheryl’s Cookies, Mervyn’s California and Target Corporation.

•	Holds a B.S. in Business Administration, Production and Operations Management from The Ohio State University.

About Citi Trends

Citi Trends is a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States. The Company operates 602 stores located in 33 states. For more information, visit www.cititrends.com or your local store.

Advisors

Vinson & Elkins L.L.P. is acting as legal counsel with Jefferies LLC acting as financial advisor and Longacre Square Partners acting as communications and strategy advisor to Citi Trends.

Olshan Frome Wolosky LLP and Kleinberg, Kaplan, Wolff & Cohen, P.C. are acting as legal counsel to Fund 1.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s business plans and the objectives and expectations of management, are forward-looking statements that are subject to material risks and uncertainties. The words “believe,” “may,” “could,” “plans,” “estimate,” “expects,” “continue,” “anticipate,” “intend,” “expect,” “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors, which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the SEC. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies such as the ongoing COVID-19 pandemic; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer confidence and consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; the ongoing assessment and impact of the cyber disruption we identified on January 14, 2023, including legal, reputational, financial and contractual risks resulting from the disruption, and other risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; changes in market interest rates and market levels of wages; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com

B-4